Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS RECORD FIRST QUARTER RESULTS
AND RAISES FULL-YEAR OUTLOOK

•First quarter 2023 reported and adjusted EPS* were $2.85 and $2.80, respectively, compared to first quarter 2022 reported and adjusted EPS of $1.92 and $1.95
•First quarter gross margins increased by 280 basis points to 22.8% compared to the same quarter last year
•The Company raises full-year 2023 adjusted EPS outlook to be in the range of $8.70-$9.40, up from $7.70-$8.40

WESTCHESTER, Ill., May 3, 2023 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the first quarter of 2023. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for the first quarter of 2023 and 2022, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We started 2023 with exceptional performance delivering record quarterly profit and EPS," said Jim Zallie, Ingredion’s president and chief executive officer. “Entering this year, we anticipated a second consecutive year of corn and manufacturing cost inflation. Our sales teams effectively executed product and customer mix management, including price adjustments against expiring multi-year customer contracts, to successfully rebuild margins for the third consecutive quarter. In addition, as economic growth slowed, supply chain costs moderated contributing to higher gross margins and operating income.

“During the quarter, specialty ingredients continued their positive momentum, achieving double-digit net sales growth across all four regions compared to last year. Our supply chain teams continued to improve service delivery, and our plants ran well to increase specialty ingredient availability. Additionally, we further invested in our texture and nutrition network capabilities to enable future growth opportunities with customers.”

“Our updated full-year outlook reflects better price and customer mix management as well as our continued vigilance in managing costs. We anticipate customer demand will steadily strengthen throughout the second half following some sales volume softness in the first quarter, primarily due to slower consumer demand and customers’ rebalancing of inventories. We remain confident in our strategy for future growth to create long-term value for our shareholders,” Zallie concluded.

*Adjusted diluted earnings per share ("adjusted EPS"), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled "Non-GAAP Information" following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	1Q22	1Q23
Reported EPS	$1.92	$2.85
Restructuring/Impairment costs	0.03	—
Acquisition/Integration costs	0.01	—
Tax items and other matters	(0.01)	(0.05)
Adjusted EPS**	$1.95	$2.80
Estimated factors affecting changes in Reported and Adjusted EPS

1Q23
Total items affecting EPS**	0.85
Total operating items	0.88
Margin	1.42
Volume	(0.36)
Foreign exchange	(0.12)
Other income	(0.06)
Total non-operating items	(0.03)
Other non-operating income	(0.01)
Financing costs	(0.09)
Shares outstanding	0.02
Non-controlling interests	—
Tax rate	0.05
** Totals may not foot due to rounding

Financial Highlights
•At March 31, 2023, total debt and cash including short-term investments were $2.6 billion and $221 million, respectively, versus $2.5 billion and $239 million, respectively, at December 31, 2022.
•Reported net financing costs for the first quarter were $32 million versus $24 million for the year-ago period.
•Reported and adjusted effective tax rates for the first quarter were 25.1 percent and 27.7 percent, respectively, compared to 28.9 percent and 28.9 percent, respectively, for the year-ago period. The decrease in the reported effective tax rate was primarily driven by a change in the value of the Mexican peso against the U.S. dollar.
•Capital expenditures were $76 million, down $9 million from the year-ago period.
Business Review
Total Ingredion
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
First quarter	1,892	(63)	(116)	424	2,137	13%	16%

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 3
Reported Operating Income

$ in millions	2022	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2023	Change	Change excl. FX
First quarter	210	(12)	95	1	2	(5)	291	39%	44%
Adjusted Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
First quarter	213	(12)	95	296	39%	45%
Net Sales
•First quarter was up 13% from the year-ago period. The increase was driven by strong price mix through both customer and product mix management, partially offset by lower volumes and foreign currency impacts.
Operating Income
•First quarter reported operating income increased 39% to $291 million and adjusted operating income increased 39% to $296 million over the same period in the prior year. The increases were driven by favorable price mix, partially offset by higher input costs and lower volume. Excluding foreign exchange impacts, reported and adjusted operating income were up 44% and 45%, respectively, from the same period last year.
North America
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
First quarter	1,174	(8)	(82)	272	1,356	16%	16%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
First quarter	156	(2)	53	207	33%	34%
•First quarter operating income for North America was $207 million, an increase of $51 million from the year-ago period. The increase was driven by favorable price mix, partially offset by higher input costs and lower volume. Excluding foreign exchange impacts, segment operating income was up 34%.

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 4
South America
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
First quarter	252	(13)	(7)	37	269	7%	12%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
First quarter	38	(4)	7	41	8%	18%
•First quarter operating income for South America was $41 million, an increase of $3 million from the year-ago period. The increase was driven by favorable price mix, partially offset by higher input costs, foreign exchange impacts, and lower volume. Excluding foreign exchange impacts, segment operating income was up 18%.
Asia-Pacific
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
First quarter	272	(13)	(25)	43	277	2%	7%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
First quarter	22	(1)	7	28	27%	32%
•First quarter operating income for Asia-Pacific was $28 million, up $6 million from the year-ago period. The change was driven by favorable price mix, partially offset by higher input costs and lower volume. Excluding foreign exchange impacts, segment operating income was up 32%.
Europe, Middle East, and Africa (EMEA)
Net Sales

$ in millions	2022	FX Impact	Volume	Price mix	2023	Change	Change excl. FX
First quarter	194	(29)	(2)	72	235	21%	36%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
First quarter	31	(5)	31	57	84%	100%
•First quarter operating income for EMEA was $57 million, up $26 million from the year-ago period. The change was driven by favorable price mix, partially offset by higher input costs and foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 100%.

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 5
Dividends and Share Repurchases
In the first quarter, we paid $47 million in dividends to shareholders and announced our quarterly dividend of $0.71 per share to be paid in the second quarter. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.
Second Quarter and Updated 2023 Full-Year Outlook
For the second quarter 2023, the Company expects net sales growth to be up mid-single digits and operating income to be up low double digits to mid-double digits, compared to second quarter 2022.
The Company now expects its outlook for full-year 2023 reported and adjusted EPS to be in the range of $8.85 to $9.35 and $8.70 to $9.40 respectively. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.
The Company now expects full-year 2023 net sales to be up high single-digits to low double-digits reflecting softer sales volumes and the anticipated layout of corn costs. Reported and adjusted operating income are both expected to be up high double-digits.
Compared to last year, the 2023 full-year outlook now assumes the following: North America operating income is expected to be up 20% to 25%, with price mix continuing to outpace lower volumes and increasing costs; South America operating income is expected to be flat to down mid-single digits, with higher input costs partially offsetting favorable price mix; Asia-Pacific operating income is expected to be up high double-digits, driven by favorable price mix and PureCircle growth, partially offset by higher input costs; and EMEA operating income is expected to be up 40% to 50% driven by favorable price mix. Corporate costs are expected to be up high single-digits.
For full-year 2023, the Company expects a reported and adjusted effective tax rate of 25.0 percent to 28.0 percent and 27.0 percent to 28.5 percent, respectively.
Cash from operations for full-year 2023 is expected to be in the range of $550 million to $650 million, which reflects an anticipated increase in our working capital balances. Capital expenditures for the full year are expected to be approximately $300 million.
Conference Call and Webcast Details
Ingredion will host a conference call on Wednesday, May 3, 2023, at 8 a.m. Central Time / 9 a.m Eastern Time, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2022 annual net sales of $7.9 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 6
Forward-looking statements include, among others, any statements regarding the Company’s expectations for second quarter 2023 net sales and operating income, full-year 2023 reported and adjusted EPS, net sales, reported and adjusted operating income, segment operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, capital expenditures, and any other statements regarding the Company’s prospects and its future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing, and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including effects of the conflict between Russia and Ukraine, including the impacts on the availability and prices of raw materials and energy supplies and volatility in foreign exchange and interest rates; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the impact of COVID-19 on our business, the demand for our products and our financial results; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability, and freight and logistics; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended

INGREDION REPORTS FIRST QUARTER 2023 RESULTS – Page 7
December 31, 2022 and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

(in millions, except per share amounts)	Three Months Ended March 31,		Change %
	2023	2022
Net sales	$2,137	$1,892	13%
Cost of sales	1,650	1,513
Gross profit	487	379	28%

Operating expenses	187	169	11%
Other operating expense (income)	9	(2)
Restructuring/impairment charges	—	2
Operating income	291	210	39%
Financing costs	32	24
Other non-operating (income)	—	(1)
Income before income taxes	259	187	39%
Provision for income taxes	65	54
Net income	194	133	46%
Less: Net income attributable to non-controlling interests	3	3
Net income attributable to Ingredion	$191	$130	47%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	66.1	66.9
Diluted	67.1	67.6

Earnings per common share of Ingredion:
Basic	$2.89	$1.94	49%
Diluted	$2.85	$1.92	48%

Ingredion Incorporated
Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$216	$236
Short-term investments	5	3
Accounts receivable – net	1,455	1,411
Inventories	1,663	1,597
Prepaid expenses	63	62
Total current assets	3,402	3,309

Property, plant and equipment – net	2,397	2,407
Intangible assets – net	1,297	1,301
Other assets	549	544
Total assets	$7,645	$7,561

Liabilities and equity
Current liabilities
Short-term borrowings	$701	$543
Accounts payable and accrued liabilities	1,191	1,339
Total current liabilities	1,892	1,882

Long-term debt	1,938	1,940
Other non-current liabilities	450	477
Total liabilities	4,280	4,299

Share-based payments subject to redemption	38	48
Redeemable non-controlling interests	51	51

Equity
Ingredion stockholders' equity:
Preferred stock — authorized 25,000,000 shares — $0.01 par value, none issued	-	-
Common stock — authorized 200,000,000 shares — $0.01 par value, 77,810,875 issued at March 31, 2023 and December 31, 2022	1	1
Additional paid-in capital	1,133	1,132
Less: Treasury stock (common stock: 11,839,634 and 12,116,920 shares at March 31, 2023 and December 31, 2022, respectively) at cost	(1,127)	(1,148)
Accumulated other comprehensive loss	(1,098)	(1,048)
Retained earnings	4,354	4,210
Total Ingredion stockholders' equity	3,263	3,147
Non-redeemable non-controlling interests	13	16
Total equity	3,276	3,163

Total liabilities and equity	$7,645	$7,561

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

(in millions)	Three Months Ended March 31,
	2023	2022
Cash (used for) operating activities:
Net income	$194	$133
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54	53
Mechanical stores expense	18	13
Margin accounts	(19)	28
Changes in other trade working capital	(302)	(290)
Other	4	11
Cash (used for) operating activities	(51)	(52)

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(76)	(85)
Proceeds from disposal of manufacturing facilities and properties	1	5
Other	(6)	4
Cash used for investing activities	(81)	(76)

Cash provided by financing activities:
Proceeds from borrowings, net	51	24
Commercial paper borrowings, net	107	178
Repurchases of common stock, net	—	(39)
Issuances (settlements) of common stock for share-based compensation, net	2	(1)
Dividends paid, including to non-controlling interests	(47)	(43)
Cash provided by financing activities	113	119

Effect of foreign exchange rate changes on cash	(1)	5
(Decrease) in cash and cash equivalents	(20)	(4)
Cash and cash equivalents, beginning of period	236	328
Cash and cash equivalents, end of period	$216	$324

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
I. Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended March 31,		Change	Change Excl. FX
	2023	2022
Net Sales
North America	$1,356	$1,174	16%	16%
South America	269	252	7%	12%
Asia-Pacific	277	272	2%	7%
EMEA	235	194	21%	36%
Total Net Sales	$2,137	$1,892	13%	16%

Operating Income
North America	$207	$156	33%	34%
South America	41	38	8%	18%
Asia-Pacific	28	22	27%	32%
EMEA	57	31	84%	100%
Corporate	(37)	(34)	(9)%	(9)%
Sub-total	296	213	39%	45%
Acquisition/integration costs	-	(1)
Restructuring/impairment charges	-	(2)
Other matters	(5)	-
Total Operating Income	$291	$210	39%	44%

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax (benefit) provision, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended March 31, 2023		Three Months Ended March 31, 2022
	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$191	$2.85	$130	$1.92

Add back:

Acquisition/integration costs (i)	—	—	1	0.01

Restructuring/impairment charges (ii)	—	—	2	0.03

Other matters (iii)	4	0.06	—	—

Tax item - Mexico (iv)	(7)	(0.11)	(1)	(0.01)

Non-GAAP adjusted net income attributable to Ingredion	$188	$2.80	$132	$1.95
Net income, EPS and tax rates may not foot or recalculate due to rounding.
Notes
(i) During the first quarter of 2022, we recorded pre-tax acquisition and integration charges of $1 million for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.
(ii) During the first quarter of 2022, we recorded $2 million of remaining pre-tax restructuring-related charges for the Cost Smart programs.
(iii) During the first quarter of 2023, we recorded pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage.
(iv) We recorded tax benefits of $7 million and $1 million for the first quarter of 2023 and 2022, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of our Mexico financial statements during the periods.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

(in millions, pre-tax)	Three Months Ended March 31,
	2023	2022
Operating income	$291	$210

Add back:

Acquisition/integration costs (i)	-	1

Restructuring/impairment charges (ii)	-	2

Other matters (iii)	5	-

Non-GAAP adjusted operating income	$296	$213
For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

(in millions)	Three Months Ended March 31, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$259	$65	25.1%

Add back:

Other matters (iii)	5	1

Tax item - Mexico (iv)	—	7

Adjusted Non-GAAP	$264	$73	27.7%

(in millions)	Three Months Ended March 31, 2022
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$187	$54	28.9%

Add back:

Acquisition/integration costs (i)	1	—

Restructuring/impairment charges (ii)	2	—

Tax item - Mexico (iv)	—	1

Adjusted Non-GAAP	$190	$55	28.9%
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share ("GAAP EPS")
to Expected Adjusted Diluted Earnings per Share ("Adjusted EPS")
(Unaudited)

	Expected EPS Range for Full-Year 2023
	Low End of Guidance	High End of Guidance
GAAP EPS	$8.85	$9.35

Add:

Other matters (i)	0.06	0.06

Tax item - Mexico (ii)	(0.21)	(0.01)

Adjusted EPS	$8.70	$9.40
Above is a reconciliation of our expected full-year 2023 diluted EPS to our expected full-year 2023 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP EPS for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.
These adjustments to GAAP EPS for 2023 include the following:
i.Charges primarily related to the impacts of a U.S.-based work stoppage.
ii.Tax (benefit) as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the period.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Tax Rate ("GAAP ETR")
to Expected Adjusted Effective Tax Rate ("Adjusted ETR")
(Unaudited)

	Expected Effective Tax Rate Range for Full-Year 2023
	Low End of Guidance	High End of Guidance
GAAP ETR	25.0%	28.0%

Add:

Other matters (i)	0.3%	0.3%

Tax item - Mexico (ii)	1.7%	0.2%

Adjusted ETR	27.0%	28.5%
Above is a reconciliation of our expected full-year 2023 GAAP ETR to our expected full-year 2023 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP ETR for other matters and certain other tax items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.
These adjustments to GAAP ETR for 2023 include the following:
i.Tax impact primarily on charges related to the impacts of a U.S.-based work stoppage.
ii.Tax benefit as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of our Mexico financial statements during the period.